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                                                                    Exhibit 3.10
                                                                    ------------

                               DEED OF FOUNDATION


 THE THIS DEED OF FOUNDATION INCLUDES ALL THE MODIFICATIONS UNTIL SIGNATURE OF
                                  THIS DEED OF
                       FOUNDATION IN A UNIFIED STRUCTURE


1.   Name and seat of the Founder

     ChipPAC Operating Limited

     Craigmuir Chambers
     Road Town
     Tortola,. BVI

2.   Name and seat of the Company

     2.1  Name of the Company

          in Hungarian:

          ChipPAC Likviditas Menedzsment Magyarorszag Korlatolt Felelossegu

          Tarsasag

          in English:

          ChipPAC Liquidity Management Hungary Limited Liability Company

          The abbreviated form of the Company's name will be:

          in Hungarian: ChipPAC Kft.

          in English: ChipPAC Ltd.

     2.2  Seat of the Company:

          9700 Szombathely
          Varkonyi u. 15.

3.   Range of activities of the Company

     The Company is established to carry out the following business activities (identified by the code numbers of the Standard Sector Classification System of Activities):
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     5170  Other wholesale trading
     7484 Service promoting other economic activities not included elsewhere 6522 Other credit granting


     The scope of Other Credit Granting covers only non-bank credit granting, which is restricted to liquidity management for controlled companies (Act CXII of 1996, Schedule II, Section 3 on Credit Institutions and Financial Enterprises--"CIFEA"--and which does not qualify as the granting of monetary credit under Schedule 11, Section 10 of the CIFEA.) Therefore the permit of the State Money and Capital Market Supervision is not required to practice the above activities.

     The Founder acknowledges the fact that the Company can only perform those activities, which are subject to a relevant license or a registration obligation, upon receipt of said license or following the registration. The Managing Director will be responsible for obtaining the licenses and registrations.


4.   The share capital of the Company

     4.1 The share capital of the Company is USD 115,000, that is one hundred and fifteen thousand United States dollars, which is an entirely cash contribution.

     4.2 The Founder has fully paid the cash contribution of USD 15,000 that is fifteen thousand United States dollars to the Company's bank account kept at ABN AMRO Bank Rt in Budapest at the establishment of the Company. The Founder undertakes to pay the cash contribution of USD 100,000 that is one hundred thousand United States dollars within 15 days of signature of this Deed of Foundation. The payment will be accomplished in USD to the Company's bank account held at ABN AMRO Bank Rt.

     4.3  The business quota of the Founder is 100%.

     4.4 The Founder is not obliged to provide any auxiliary services or additional payment.

5.   Duration of the Company, business year

     5.1  The Company is established for an indefinite term.

     5.2  The business year shall coincide with the calendar year.

6.   Decisions of the Company

     6.1 The Founder shall have the sole power of decision for all Company matters listed under Section 2 of Paragraph 150 of Act No. CXLIV of 1997 on Business Associations.

     6.2 The Managing Director is responsible for entering the resolutions of the Founder into the Book of Resolutions.
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7.   The Managing Director

     7.1  The first Managing Director of the Company is:

          Name:                     Jozsef Veress
          Address:                  1031 Budapest
                                    Anyos U. 8. 11/5
          Mother's maiden name:     Olga Damianovich
          ID no.:                   AN 231197

     7.2 The mandate of the Managing Director begins with the signature of this Deed of Foundation and will last for one year. The Managing Director may be re-elected and the mandate can be extended.

     7.3 The Managing Director shall manage the Company in accordance with the Resolutions of the Founder which are made pursuant to Section 6.1 of this Deed. In all other aspects, the Managing Director shall be responsible for managing matters of and for the Company.

8.   The auditor of the Company:

     8.1  The name and address of the auditor:

          Name: PricewaterhouseCoopers Auditing and Business Consulting Ltd.
          Seat: 1077 Budapest
                WesselAnyl u. 16.
          Registration no.:    01-09-063022
          Auditor permit no.:  001464

     8.2  The representative appointed as auditor:

          Name:                 IstvanPuskas
          Address:              1124 Budapest
                                Fodor u. 109/b/2.
          Mother's maiden name: Eva Vecseri
          Auditor permit no.:   0041 06

     8.3 The mandate of the auditor lasts for five years from the date of signing of this Deed of Foundation.

9.   Procuration and representation

     9.1 The proper signature of the Company will be carried out in such a way that the Managing Director solely signs his name under the prescribed, pre-printed or printed name of the Company.

     9.2 The Managing Director shall solely represent the Company before third parties, courts and other authorities. The Managing Director shall exercise the employer's rights with respect to the company's employees.

10.  Termination of the Company
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     10.1  The Company terminates:

           a)  if it resolves its termination without a legal successor;
           b) if it resolves its termination with legal succession (by transformation);
           c)  upon being declared terminated by the court of registration;
           d) upon the order of the court of registration on its cancellation ex officio;
           e) if terminated by the court of registration in liquidation proceedings.

     10.2  The Company ceases to exist upon its deletion from the Company
           Register.

11.  Closing provisions

     11.1 The Founder hereby declares that he/she/it intends to pursue the Company's activities as a "party acting abroad" as set forth in
           Article 4(28) of Act No. LXXXI of 1996 on Corporate Tax and Dividend Tax, as amended.

     11.2 In all matters not, or not entirely governed by this Deed of Foundation, the provisions of Act No. CXLIV on Business Associations of 1997 and Act No. XXIV on Foreign Investments of 1988, as amended, shall apply.

Date: August 5, 1999.


The Founder:

/s/ Paul Grocott
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Name of the Company: ChipPAC Operating Limited

Name of the representative: Paul Grocott

Countersigned: /s/ Dr. Horvath Dora